Exhibit 10.17

QUARK BIOTECH, INC.

2007 EQUITY INCENTIVE PLAN

APPROVED BY BOARD ON:  MARCH 2, 2007 (“EFFECTIVE DATE”)

APPROVED BY SHAREHOLDERS:  MAY 17, 2007

TERMINATION DATE: MARCH  1, 2017

ADJUSTED TO REFLECT 2.9:1 REVERSE
STOCK SPLIT EFFECTIVE JUNE 4, 2007

1.             GENERAL.

(a)           Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(b)           Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards. Israeli Optionees may be issued with Awards in accordance with Exhibit B of the Plan.

(c)           General Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

(d)           Compliance with Section 25102(o) California Code of Corporations.  In the case of a Participant who is a resident of the State of California, notwithstanding anything to the contrary in the Plan or in such Participant’s Stock Award Agreement, the terms and conditions set forth in Exhibit A hereto shall apply to any Stock Award granted to such Participant in reliance on Section 25102(o) of the California Corporate Securities Law of 1968, as amended from time to time, (“Section 25102(o)”) and shall be deemed to be a part of the Plan, if and to the extent compliance with the terms set forth on Exhibit A is required under Section 25102(o).  In the event of any conflict or inconsistency between the provisions of Exhibit A and any provisions otherwise appearing in the Plan, the provisions of Exhibit A shall control solely with respect to Stock Awards granted under the Plan to residents of the State of California in reliance on Section 25102(o), if and to the extent compliance with the terms set forth on Exhibit A required under Section 25102(o), provided that, for the avoidance of doubt, with respect to any requirement set forth on Exhibit A, the corresponding provision set forth in the applicable Stock Award Agreement or the Plan shall control in lieu of the minimum requirement set forth on Exhibit A as long as such corresponding provision of the Stock Award Agreement or the Plan is no less favorable to the Participant than the applicable minimum requirement set forth on Exhibit A.

(e) Israeli Optionees In the case of a Participant who is an Israeli Optionee (as defined in Exhibit B), notwithstanding anything to the contrary in the Plan or in such Participant’s Stock

Award Agreement, the terms and conditions set forth in Exhibit B hereto shall apply to any Stock Award granted to such Participant.

2.             ADMINISTRATION.

(a)           Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)           Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)           To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration (including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws).  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)         To settle all controversies regarding the Plan and Awards granted under it.

(iv)          To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)            To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)          To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D)

materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)         To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding Incentive Stock Options or (C) Rule 16b-3.

(viii)        To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that the Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder.

(ix)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)           To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi)          To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefore of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award (including a stock bonus), (C) a Stock Appreciation Right, (D) Restricted Stock Unit, (E) an Other Stock Award, (F) cash and/or (G) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)           Delegation to Committee.

(i)            General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)           Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.  In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)           Delegation to an Officer.  The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself.  Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(w)(ii) below.

(e)           Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.             SHARES SUBJECT TO THE PLAN.

(a)           Share Reserve.  Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed 1,950,019 shares (such number consisting of (i) the 409,017 shares of Common Stock that have been reserved but not made subject to any awards under the Quark Biotech, Inc. 1997 Stock Plan (such plan, including its subplan (the 2003 Israeli Stock Option Plan), is referred to herein as the “1997 Plan”) as of the Effective Date, (ii) up to 573,164 shares of Common Stock that are subject to awards outstanding under the 1997 Plan as of the Effective Date that expire or otherwise terminate without having been exercised in full, and (iii) an additional 967,838 shares to be approved by the stockholders of the Company as part of the approval of this Plan. In addition, the number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year commencing in 2008 and ending on (and including) January 1, 2017, in an amount equal to four percent (4.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year.  Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of the Company’s common stock that may be issued pursuant to the Plan.  Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a).  Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.  Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Company’s Common Stock that may be issued pursuant to the Plan.

(b)           In addition, if any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.  Notwithstanding the provisions of this subsection 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c)           Share Reserve Limitation.  Notwithstanding the provisions of Section 3(a) and (b), to the extent it is necessary to comply with Section 260.140.45 of Title 10 of the California Code of Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Stock Awards and the total number of shares of Common Stock provided for under any Common Stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on shares of the Common Stock of the Company that are outstanding at the time the calculation is made.

(d)           Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be 1,950,019 shares of Common Stock.

(e)           Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than 689,655 shares of Common Stock.

(f)            Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

(g)           Arbitration.  Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Sacramento, California.  The Company shall pay all arbitration fees.  In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs.  By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

4.             ELIGIBILITY.

(a)           Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)           Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)           Consultants.   A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, (i) a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant, (ii) such grant complies with the requirements of Rule 701 of the Securities Act, or (iii) the Company determines that such grant will otherwise comply with the securities laws of all relevant jurisdictions.

5.             OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)           Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)           Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders and the requirements set forth on Exhibit A, the exercise price of each Option shall be generally not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an

Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options) or is otherwise granted in a manner designed to satisfy the requirements of Section 409A of the Code and applicable securities laws.

(c)           Consideration.  The exercise price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The methods of payment permitted by this Section 5(c) are:

(i)            by cash, check, bank draft or money order payable to the Company;

(ii)           pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)         by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)          by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;  or

(v)            in any other form of legal consideration that may be acceptable to the Board.

(d)           Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine, subject to the provisions of Exhibit A, as applicable.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)            Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)           Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii)         Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(e)           Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised, including but not limited to those provisions set forth on Exhibit A.

(f)            Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company (which provisions shall comply with the provisions of Exhibit A, as applicable), in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)           Extension of Termination Date.  If the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would be prohibited at any time during the post-termination exercise period solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)           Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement; provided, however, that any shorter period shall comply with the provisions of Exhibit A, as applicable), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)            Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement; provided, however, that any shorter period shall comply with the provisions of Exhibit A, as applicable), or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.  If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from an Option exercise.

(j)            Termination for Cause.  Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k)           Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(l)            Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate, including but not limited to those set forth on Exhibit A hereto.  The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

6.             PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)           Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate (including the terms and conditions set forth on Exhibit A, as applicable).  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration.  A Restricted Stock Award may be awarded in consideration for (A) past (or, to the extent permitted by applicable law, future) services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)           Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)         Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)          Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)           Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate (including the terms and conditions set forth on Exhibit A, as applicable).  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)           Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)         Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)          Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)            Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)          Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)         Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)           Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate

(including the terms and conditions set forth on Exhibit A, as applicable).  Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards.  The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)            Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)           Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents.  The strike price of each Stock Appreciation Right shall generally not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)         Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)          Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)            Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)          Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)         Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the

Stock Appreciation Right Agreement.  If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)        Termination for Cause.  Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix)          Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.  For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d)           Performance Awards.

(i)            Performance Stock Awards.  A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals.  A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service.  Notwithstanding the foregoing, to the extent required by applicable law, any Performance Stock Award will be subject to the provisions of Exhibit A, including provisions regarding minimum vesting requirements  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed 25,862 shares of Common Stock.  In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)           Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals.  A Performance Cash Award may also require the completion of a specified period of Continuous Service.  The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion.  The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(i) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event.  The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e)           Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6.  Subject to the provisions of the Plan (including Exhibit A, as applicable), the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.             COVENANTS OF THE COMPANY.

(a)           Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)           Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c)           No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.             MISCELLANEOUS.

(a)           Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)           Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)           Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)           No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)           Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)            Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)           Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax requried to be withheld by law (or such lower amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any payments otherwise payable to a Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)           Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)            Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)            Compliance with Section 409A of the Code.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.             ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)           Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)           Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)           Corporate Transaction.   The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)            Stock Awards May Be Assumed.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.  The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)           Stock Awards Held by Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)         Stock Awards Held by Persons other than Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)          Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)           Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.          TERMINATION OR SUSPENSION OF THE PLAN.

(a)           Plan Term.  Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights.  Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.          EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date (as set forth on the first page of this Plan); provided, however, that no Award shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

12.          CHOICE OF LAW.

Except as (and solely to the extent) expressly provided in Exhibit B hereto, the law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13.          DEFINITIONS.   As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a)           “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)           “Applicable Laws” means the requirements relating to the administration of compensatory cash and equity-based award plans under United States federal, state and local laws, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted and/or the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c)           “Award” means a Stock Award or a Performance Cash Award.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company.  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f)            “Cause” means with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv)  such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Cause (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Cause or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g)           “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction .  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)         there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)          individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Committee” means a committee of two (2) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)            “Common Stock” means the common stock of the Company.

(k)           “Company” means Quark Pharmaceuticals, Inc., a California corporation.

(l)            “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m)          “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service.  For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n)           “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)           the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)         the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)          the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o)           “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(p)           “Director” means a member of the Board.

(q)           “Disability” means, with respect to a Participant,  the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(r)           “Effective Date” means the effective date of this Plan document, which is the earlier of (i) the date that this Plan is first approved by the Company’s shareholders or (ii) the date this Plan is approved by the Board.

(s)           “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)            “Entity” means a corporation, partnership, limited liability company or other entity.

(u)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)            “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)           “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or traded on any established market, unless otherwise determined by the Board, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.  Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)           In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(x)           “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)           “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)           “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(aa)         “Officer” means any person designated by the Company as an officer; provided, however, that at any time that any class of the equity securities of the Company is registered pursuant to Section 12 of the Exchange Act, “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)         “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc)         “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd)         “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(ee)         “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(e).

(ff)           “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant.  Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)         “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an

“affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh)         “Own,” “Owned,” “Owner,” “Ownership”  A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)           “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)           “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(kk)        “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.  The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ll)           “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.  In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(mm)       “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn)         “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(oo)         “Plan” means this Quark Pharmaceuticals, Inc. 2007 Equity Incentive Plan.

(pp)         “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)         “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)         “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)         “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)         “Securities Act” means the Securities Act of 1933, as amended.

(vv)          “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ww)        “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant.  Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx)         “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy)         “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)         “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(aaa)       “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

EXHIBIT A

PROVISIONS APPLICABLE FOR AWARDS MADE PURSUANT TO

SECTION 25102(O) OF THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968

As provided in Section 1(d) of the Plan, in the case of a Participant who is a resident of the State of California, notwithstanding anything to the contrary in the Plan or in such Participant’s Stock Award Agreement, the following terms shall apply to any Stock Award granted to such Participant in reliance on Section 25102(o) and shall be deemed to be a part of the Plan, if and to the extent compliance with the terms set forth below is required under Section 25102(o).  In the event of any conflict or inconsistency between the following provisions and any provisions otherwise appearing in the Plan, the following provisions shall control solely with respect to Stock Awards granted under the Plan to residents of the State of California in reliance on Section 25102(o) , if and to the extent compliance with the terms set forth below is required under Section 25102(o), provided that, for the avoidance of doubt, with respect to any requirement set forth herein, the corresponding provision set forth in the applicable Stock Award Agreement or the Plan shall control in lieu of the minimum requirement set forth herein as long as such corresponding provision of the Stock Award Agreement or the Plan is no less favorable to the Participant than the applicable minimum requirement set forth herein:

1.             Exercise Price.  The Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock subject to the Stock Award at the time the Stock Award is granted, except that the Exercise Price shall not be less than (i) one hundred ten percent (110%) of the Fair Market Value of the Common Stock in the case of any Participant who owns securities possessing more than 10% of the total combined voting power (as defined in Section 194.5 of the California Corporations Code in the case of a corporate issuer) of all classes of securities of the Company or its Affiliates possessing voting power, or (ii) such lower percentage of the Fair Market Value of the Common Stock on the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Stock Award.  The Fair Market Value of the Common Stock shall be determined by the Board in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations.

2.             Term.  No Stock Award shall have an exercise period of more than 120 months from the date such Stock Award is granted.

3.             Minimum Vesting.  To the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Stock Award, then:

                (a)           Stock Awards granted to a Participant who is not an officer, director, manager or consultant of the Company or its Affiliates shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Stock Award was granted, subject to reasonable conditions such as continued employment; and

                (b)           Stock Awards granted to officers, directors, managers or consultants of the Company or its Affiliates may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

4.             Extended Exercise.  A Participant who ceases to be an employee or service provider to the Company or of an Affiliate for any reason other than for Cause may exercise any Stock Award, to the extent that the Stock Award is exercisable on the date of such termination:

                (a)           at least 6 months from the date of termination if termination was caused by death or disability;

                (b)           at least 30 days from the date of termination if termination was caused by other than death or disability.

5.             Repurchase Limitation.  The repurchase price for any shares subject to a Stock Award to be repurchased pursuant to Section 5(l) or Section 6 of the Plan may be either the Fair Market Value of such Common Stock on the date of the Participant’s termination of Continuous Service or the lower of (i) the Fair Market Value of the Common Stock on the date of repurchase, or (ii) the original purchase price of the Common Stock.  Notwithstanding anything in the Plan or herein to the contrary, to the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is granted, any repurchase right contained in a Stock Award Agreement granted to a person who is not an officer, director, manager or consultant of the Company or its Affiliates shall be upon the terms described below:

                (a)           Fair Market Value.  If the repurchase right gives the Company the right to repurchase the Common Stock upon termination of service at not less than the Fair Market Value of the Common Stock to be purchased on the date of termination of service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Common Stock within ninety (90) days of termination of service (or in the case of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant, and (ii) the right terminates when the Company’s securities become publicly traded.

                (b)           Original Purchase Price.  If the repurchase right gives the Company the right to repurchase the Common Stock upon termination of service at the lower of (i) the Fair Market Value of the Common Stock on the date of repurchase or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Common Stock within ninety (90) days of termination of service (or in the case of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant.

6.             Information Obligation.  To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants covered by this Exhibit A at least annually.  This Section shall not apply to key employees whose duties in connection with the Company assure them access to equivalent information.

7.             Restriction on Transfer.  A Stock Award granted to a California resident shall not be transferable, other than by will or the laws of descent and distribution, or as permitted by rule 701 of the Securities Act of 1933, as amended.

8.             Voting Rights.  The Common Stock subject to Stock Awards under the Plan will carry equal voting rights on all matters where such vote is permitted by applicable law.

EXHIBIT B

ISRAELI SUB-PLAN

1.             General Terms.

(a)           This Exhibit B to the Quark Biotech, Inc. 2007 Equity Incentive Plan (the “Plan”) shall apply only to Participants who are residents of the state of Israel upon the date of grant of the Stock Award by the Employing Corporation, or those who are deemed to be residents of the state of Israel for tax purposes upon the date of grant of the Stock Award by the Employing Corporation (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Plan.

(b)           This Exhibit B is effective with respect to Stock Awards to be granted to Israeli Participants according to the resolutions of the Board.

(c)           This Exhibit B is to be read as a continuation of the Plan and modifies Stock Awards granted to Israeli Participants to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular with the provisions of the Ordinance and Section 102 thereof and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Exhibit B does not add to or modify the Plan in respect of any other category of Participants.

(d)           The Plan and this Exhibit B are complementary to each other and shall be deemed as one.  In any case of contradiction, whether express or implied, between the provisions of this Exhibit B and the Plan, the provisions set out in this Exhibit B shall prevail.

(e) Any capitalized term used herein but not specifically defined in this Exhibit B shall be construed according to the interpretation given to it in the Plan and any capitalized term defined in the Ordinance and used herein but not specifically defined in the Plan or in this Exhibit B shall be construed according to the interpretation given to it in the Ordinance.

2.             Definitions.

(a)           “Approved 102 Stock Award” means a Stock Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant. Approved 102 Stock Awards may either be classified as Capital Gain Stock Awards (“CGA”) or Ordinary Income Stock Award (“OIA”).

(b)           “Capital Gain Stock Award” or “CGA” means an Approved 102 Stock Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(c)           “Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

(d)           “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(e)           “Employee”, as defined in the Plan, but shall also include an individual who is serving as an Officer Holder, and shall exclude a Controlling Shareholder.

(f)            “Employing Corporation” means Q.B.I. Enterprises Ltd., the Company and any Affiliate all within the meaning of Section 102(a) of the Ordinance.

(g)           “ITA” means the Israeli Tax Authorities.

(h)           “Non-Employee” means an Israeli Participant that is not an Employee (as defined herein) and includes a Controlling Shareholder, or Consultant.

(i)            “Ordinary Income Stock Award” or “OIA”, which means an Approved 102 Stock Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(j)            “102 Stock Award” means a Stock Award that the Board intends to be a “102 Stock Award” and which shall only be granted to Employees of the Company or any Affiliate who are not Controlling Shareholders, and shall be subject to and construed consistently with the requirements of Section 102.

(k)           “3(i) Stock Award” means Stock Awards issued to Israeli Participants that do not contain such terms as will qualify under Section 102.

(l)            “Office Holders” (“Nose Misra”) - as such term is defined in the Companies Law, 5759-1999, including, inter alia, any person who is part of the upper management of the Company or an Affiliate and who grants managerial services to the Company, or to an Affiliate.

(m)          “Ordinance” means the 1961 Israeli Income Tax Ordinance (New Version), as now in effect or as hereafter amended.

(n)           “Section 102” means Section 102 of the Ordinance, as now in effect or as hereafter amended.

(o)           “Trustee” means a trustee to be approved by the ITA pursuant to Section 102.

(p)           “Unapproved 102 Stock Award” means a Stock Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.             Eligibility; Issuance of Stock Awards.

(a)           The persons eligible for participation in the Plan as Israeli Participants shall include any Employees, Office Holders and/or Non-Employees of the Company and its Affiliates

(as such term is defined in the Plan); provided, however, that (i) Employees may only be granted 102 Stock Awards and Office Holders may be granted 102 Stock Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Stock Awards.

(b)           The Company may designate Stock Awards granted to Israeli Employees pursuant to Section 102 as Unapproved 102 Stock Awards or Approved 102 Stock Awards.

(c)           The grant of Approved 102 Stock Awards shall be made under this Exhibit B adopted by the Board, and shall be conditioned upon the approval of this Exhibit B by the ITA.

(d)           Approved 102 Stock Awards may either be classified as Capital Gain Stock Awards or Ordinary Income Awards.

(e)           The Company’s election of the type of Approved 102 Stock Awards as CGAs or OIAs granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the date of grant of an Approved 102 Option under such Election. Such Election shall become effective beginning the first date of grant of an Approved 102 Stock Award under such Election and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Stock Awards under such Election. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Stock Awards simultaneously.

(f)            The Company shall have no liability to an Israeli Participant or to any other party, if a Stock Award (or any part thereof), which is intended to be a 102 Stock Award, is not a 102 Stock Award.

(g)           All Approved 102 Stock Awards, must be held in trust by a Trustee as described in Section 4 below.

(h)           For the avoidance of any doubt, the designation of Unapproved 102 Stock Awards and Approved 102 Stock Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

(i)            Anything in the Plan to the contrary notwithstanding, all grants of Stock Awards to directors and Office Holders shall be authorized and implemented in accordance with the provisions of the Companies Law, 5759-1999, or any successor act or regulation, as in effect from time to time, to the extent that these provisions are applicable.

(j)            Shares issued upon exercise of a Stock Award shall be issued in the name of the Trustee (if issued on exercise of Stock Awards held by the Trustee at the time of exercise) or in the name of the Israeli Participant or; if requested by the Israeli Participant, in the name of the Israeli Participant and his or her spouse.

(k)           Subject to the provision of Section 102, the Board may at any time offer to buy out for a payment in cash or shares of Common Stock, a  Stock Award previously granted, based on such terms and conditions as the Board shall establish and communicate to the Israeli Participant at the time that such offer is made.

(l)            The grant of a Stock Award hereunder shall neither entitle an Israeli Participant to participate, nor disqualify an Israeli Participant from participating in any other grant of Stock Awards pursuant to the Plan, or any other option or share plan of the Company or any Affiliate.

4.                                      Trustee

(a)           Approved 102 Stock Awards which shall be granted under the Plan and/or any shares allocated or issued upon exercise of such Approved 102 Stock Awards and/or other shares received subsequently following any realization of rights including, without limitation, bonus shares, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the register of members of the Company) and held for the benefit of the Israeli Participants for such period of time as required by Section 102 (the “Restricted Period Per Section 102”). All certificates representing shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such shares are released from the aforesaid trust as herein provided. In the event that the requirements for Approved 102 Stock Awards are not met, then the Approved 102 Stock Awards may be treated as Unapproved 102 Stock Awards, all in accordance with the provisions of Section 102.

(b)           Notwithstanding anything to the contrary, the Trustee shall not release any shares allocated or issued upon exercise of Approved 102 Stock Awards prior to the full payment of the Israeli Participant’s tax liabilities arising from the Approved 102 Stock Awards that were granted to such Israeli Participant, and/or any shares allocated or issued upon exercise of such Stock Awards.

(c)           With respect to any Approved 102 Stock Award, subject to the provisions of Section 102, a Participant shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Stock Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Restricted Period Per Section 102. Notwithstanding the foregoing, in the event that any such sale or release from trust occurs during the Restricted Period Per Section 102, then the sanctions under Section 102 shall apply and shall be borne by the Israeli Participant.

(d)           Upon receipt of Approved 102 Stock Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Exhibit B, or any Approved 102 Stock Award or share granted, or issued, to him thereunder.

5.             Fair Market Value for Tax Purposes.  Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant, the Fair Market Value of a Share at the date of grant shall be determined in accordance with the average value of the Company’s shares in the thirty (30)

trading days preceding the date of grant or in the thirty (30) trading days following the date of registration for trading, as the case may be.

6.             Integration of Section 102 and Tax Commissioner’s Permit

(a)           With regards to Approved 102 Stock Awards, the provisions of the Plan and/or any Stock Award Agreement shall be subject to the provisions of Section 102 and the Income Tax Commissioner’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Stock Award Agreement.

(b)           Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Stock Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

7.             Tax Consequences

(a)           To the extent permitted by Applicable Laws, any tax consequences arising from the grant or exercise of any Stock Award, from the payment for shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participants agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

(b)           The Company and/or the Trustee shall not be required to release any Share certificate to an Israeli Participant until all required payments have been fully made by the Israeli Participant.

8.             Restricted Period Per Section 102.  The following provisions shall apply for the purpose of the tax benefits under Section 102 of the ordinance:

(a)           In accordance with the requirements of Section 102 as now in place and as may be amended in the future, the Stock Awards to be issued shall be issued to the Israeli Participant and held in trust by the Trustee for the benefit of Israeli Participant for a period of no less than twenty four (24) months for CGAs and no less than twelve (12) months for OIAs, from the date of which the Stock Awards were granted and placed with the Trustee (during the Restricted Period Per Section 102 the Participant will not be allowed to order the Trustee to sell the Stock Awards held by him/her on behalf of the Participant or to transfer the Stock Awards from Trustee’s trust).

(b)           As long as the Stock Awards are held by the Trustee on behalf of an Israeli Participant, all rights of the Israeli Participant over the Stock Awards and the shares that may derive on the exercise of the Stock Awards are personal and can not be transferred, assigned, pledged, or mortgaged other than by testament or pursuant to the laws of descent and distribution.

(c)           In order to receive the tax benefits of Section 102, the Stock Awards may not be sold or transferred (other than through a transfer by testament or by operation of law), and no power of attorney or transfer deed shall be given in respect thereof (other than a power of attorney for the purpose of participation in general meetings of shareholders).

(c)           End of Restricted Period Per Section 102. Upon the termination of the Restricted Period Per Section 102, as now in place and as may be amended in the future, an Israeli Participant shall be entitled to receive from the Trustee the Stock Awards, or the shares acquired in the exercise thereof, which have vested, subject to the provisions of the Plan concerning the continued employment of the Israeli Participant by the Company or any Affiliate, and subject to any other provisions set forth herein or in the Plan, and the Israeli Participant shall be entitled to exercise the Stock Awards and/or to sell the Stock Awards or shares thereby obtained subject to the other terms and conditions of the Stock Award Agreement and the Plan, including the provisions relating to the payment of taxes as set forth below.

9.             Israeli Participant’s Representations.  The following representations will be included in the Stock Award Agreement with Israeli Participants who are Employees, or if not included, shall be deemed to have been given by any Israeli Participant Employees to the extent that any such Israeli Participant Employee accepts any Stock Award issued under the Plan:

(a)           The Israeli Participant hereby agrees that the terms of Section 102 shall apply regarding the Stock Awards granted.

(b)           The Israeli Participant is obliged not to sell or remove from the Trustee the Stock Awards granted to the Israeli Participant prior to the end of Restricted Period Per Section 102.

(c)           The Israeli Participant is aware of the directives set forth in Section 102, and of the tax track that was chosen by the Company pursuant to Section 102 and its implications.

(d)           The Israeli Participant hereby accepts the terms of the Trust Agreement signed between the Company and the Trustee.

(e)           The Israeli Participant acknowledges that during the period in which Stock Awards are held by the Trustee (including any shares issued to the Trustee on behalf of the Israeli Participant upon exercise of an Approved 102 Stock Award), in the event that dividends payable in securities are declared on Approved 102 Stock Awards held by the Trustee, such securities shall also be subject to the provisions of Section 102 and the provision of the Stock Award Agreement and shall be held in trust by the Trustee. Notwithstanding anything to the contrary, in the event that an Israeli Participant that holds Approved 102 Stock Awards is entitled to receive a dividend in cash, the proceeds of such dividend may be wired to the Israeli Participant, after deduction of all applicable taxes.

10.          Governing Law & Jurisdiction

(a)           The Plan, and the granting and exercise of Stock Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such Stock Awards, shall be subject to all Applicable Laws, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Israeli Participant, including the registration of the shares of Common Stock under the Securities Act and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the shares of Common Stock under the securities laws of any jurisdiction.

(b)           This Exhibit B shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Exhibit B.

(c)           The adoption of the Plan (including this Exhibit B) by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of Stock Awards to Israeli Participants of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Exhibit B.

(d)           Exhibit B may be amended from time to time by the Company and the Trustee provided however that any amendment that adversely effects the rights of the holders of Stock Awards, shall not be made without the approval of the holders of a majority in interest of the then issued and outstanding Stock Awards.

Q.B.I. Enterprises , Ltd.